Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak, Novoste Corporation
President and Chief Executive Officer
(770) 717-6096

Krish Suthanthiran, Best Medical International, Inc.
President
(703) 451-2378

NOVOSTE AND BEST MEDICAL ENTER

INTO ASSET PURCHASE AGREEMENT

NORCROSS, GA.—(BUSINESS WIRE)—August 25, 2005 – Novoste Corporation (NASDAQ: NOVT) and Best Medical International, Inc. (Best) jointly announced today that they have entered into an Asset Purchase Agreement whereby Best Vascular, Inc. (Best Vascular), an affiliate of Best, will acquire substantially all of the assets related to Novoste’s Vascular Brachytherapy (VBT) business and assume specified liabilities associated with those assets and the continued operation of the VBT business. Best, a privately held company based in Fairfax, Virginia, is engaged in the design, distribution and manufacture of radiation products for the oncology, urology, neurology and gynecology markets. The consummation of the asset transaction with Best is subject to the satisfaction of certain conditions, including the issuance of regulatory licenses necessary for the continuation of the VBT business to Best Vascular and the closing of the previously announced merger between Novoste and ONI Medical Systems, Inc. The consideration for the sale of the assets by Novoste to Best Vascular is the assumption by Best Vascular of various liabilities of Novoste related to its VBT business. In addition, unless previously settled, Best Vascular will assume any liabilities arising or incurred after the closing associated with certain patent infringement litigation currently pending against Novoste and Novoste will make a specified cash payment to Best Vascular in connection with its assumption of such liabilities. Concurrent with the execution of the Asset Purchase Agreement, Novoste and Best have entered into a Marketing Representation Agreement, which establishes Best Vascular as the marketing representative of Novoste during the period between the execution and closing of the Asset Purchase Agreement.

Alfred Novak, President and Chief Executive Officer of Novoste, said, “We are extremely pleased to announce this transaction. It is of utmost importance that radiation therapy is available to our physician customers and their patients. The Novoste system is the only remaining vascular brachytherapy product on the market and we believe that Best, which is extremely knowledgeable about this market having previously supplied Cordis Corporation, a Johnson & Johnson company with VBT products, is the right company to take over our VBT product line.”

Krish Suthanthiran, President of Best, has commented, “We are excited to be able to re-enter the VBT marketplace. We have considerable experience in the radiation field and specific experience serving the vascular brachytherapy market. We expect to be able to meet the expectations of those cardiology customers who believe, as we do, that vascular brachytherapy is a viable and appropriate therapy in the cath lab. Best Vascular will market the Novoste VBT product line immediately, both to Novoste’s existing accounts and those new customers interested in VBT. Best is particularly pleased to be in a position to assure the cardiology community that this important therapy will be available on an ongoing basis to treat patients with instent restenosis.”

Copies of the Asset Purchase Agreement among Novoste, Best and Best Vascular and the Marketing Representation Agreement among Novoste, Best and Best Vascular have been filed as exhibits to Novoste’s Current Report on Form 8-K, dated August 25, 2005.

Best Medical

Best’s corporate headquarters is located at 7643 Fullerton Road, Fairfax, Virginia. Best Vascular, an affiliate of Best, has been established for the purpose of focusing on the vascular brachytherapy business to be acquired from Novoste. Best is known for its radiation seed products utilizing several different isotopes. Best also has a complete line of catheters, needles, templates, and accessories, including custom-designed products. Founded in 1977, Best has pioneered new ideas in brachytherapy including vascular brachytherapy and is a leader in the provision of radiation seeds for use by urologists in the treatment of prostate cancer. Best prides itself on not only its very successful product line, but also the ability of its staff to provide superlative service to its customers. Best’s mission is to uphold its excellent reputation by consistently exceeding the expectation of those it serves in the healthcare field by developing, manufacturing and delivering cost-effective, high quality products to benefit patients throughout the world.

Novoste

Novoste common stock is traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s web site at www.novoste.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Novoste’s proposed sale of its VBT business and all other statements that are not historical facts. These forward-looking statements are based on the current beliefs and expectations of Novoste’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in these forward-looking statements.

Factors that could cause actual results to differ materially from those set forth herein in these forward looking statements include: failure of the consummation of the merger; costs, delays and any other difficulties related to the proposed transactions; failure of either of the parties to satisfy closing conditions; and risk and effects of legal and administrative proceedings and government regulations. Novoste disclaims any responsibility to update these forward-looking statements.

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